ETF Opportunities Trust 485BPOS

Exhibit 99(h)(24)

Amendment NO. 14

to

services agreement

This AMENDMENT No. 14 (“Amendment”) is made as of July 10, 2023, by and among ETF Opportunities Trust (“Client”) and Citibank, N.A. (“Citibank”), and Citi Fund Services Ohio, Inc. (“CFSO”, together with Citibank, the “Service Provider” and, with the Client, the “Parties”), to that certain Services Agreement dated May 14, 2020, between the Client and Service Provider (“Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Client; and

WHEREAS, the Parties agree to amend the List of Funds in Annex 1 – Schedule 2 by adding the following Funds to the portfolio of the Client listed in Amendment A.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Annex 1 – List of Funds.

a.	Annex 1 – Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with the following Annex 1 – Schedule 2 attached to the end of the Amendment.

2.	Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.	Implementation Fee.

In the event any Fund that becomes subject to this Agreement after the effective date of this Amendment fails for any reason to list its Shares on a US exchange within 90 days following the date of receipt by Service Provider of the Client’s authorization to open such Fund’s custody accounts, and the Service Provider has performed onboarding work customarily done in preparation for such launch, the Service Provider shall be entitled to receive an Implementation Fee of $10,000, which shall be paid in accordance with Section 8 of the Agreement.

4.	Termination Fee.

In the event the Client terminates this Agreement as to any Fund that becomes subject to this Agreement after the effective date of this Amendment, during such Fund’s initial term (such “Fund Initial Term” defined as the two (2) year period starting from the date such Fund was included by agreement of the parties on Annex 1 – Schedule 2 to Services Agreement), the Service Provider shall be entitled to recoup the full monthly minimum described above in this Fee Schedule 5 that was not charged during the Fund Initial Term, which shall be paid in accordance with Section 8 of the Agreement. For clarity’s sake, “Fund Initial Term” as defined in this Amendment and “Initial Term” as defined in Section 10.1 of the Agreement are separate and distinct terms.

5.	Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Remainder of page intentionally left blank. Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

ETF OPPORTUNITIES TRUST

By:	/s/ David A. Bogaert

Name:	David A. Bogaert

Title:	President

Date:	July 10, 2023

CITIBANK, N.A.

By:	/s/ Marc Fryburg

Name:	Marc Fryburg

Title:	Vice President

Date:	July 12, 2023

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jon Gezotis

Name:	Jon Gezotis

Title:	Vice President

Date:	July 13, 2023

Amendment A

List of Funds to add for ETF Opportunities Trust

Tuttle Capital 2X All Innovation ETF

Tuttle Capital 2X Inverse All Innovation ETF

T-Rex 2X Long Tesla Daily Target ETF

T-Rex 2X Inverse Tesla Daily Target ETF

T-Rex 2X Long NVIDIA Daily Target ETF

T-Rex 2X Inverse NVIDIA Daily Target ETF

LAFFER|TENGLER Equity Income ETF

Rex Shares AMD Income Max Strategy ETF

Rex Shares AMZN Income Max Strategy ETF

Rex Shares TSLA Income Max Strategy ETF

Rex Shares BIIB Income Max Strategy ETF

Rex Shares DIS Income Max Strategy ETF

Rex Shares EEM Income Max Strategy ETF

Rex Shares GDXJ Income Max Strategy ETF

Rex Shares GOOG Income Max Strategy ETF

Rex Shares META Income Max Strategy ETF

Rex Shares MSFT Income Max Strategy ETF

Rex Shares MSTR Income Max Strategy ETF

Rex Shares PYPL Income Max Strategy ETF

Rex Shares SLV Income Max Strategy ETF

Rex Shares SMH Income Max Strategy ETF

Rex Shares SNOW Income Max Strategy ETF

Rex Shares TLRY Income Max Strategy ETF

Rex Shares V Income Max Strategy ETF

Rex Shares UNG Income Max Strategy ETF

Rex Shares USO Income Max Strategy ETF

REX FANG Equity Premium Income ETF

Annex 1 – Schedule 2 to Services Agreement

List of Funds

1.	American Conservative Values ETF

2.	American Conservative Values Small-Cap ETF

3.	Formidable ETF

4.	Formidable Dividend and Income ETF

5.	Formidable Fortress ETF

6.	Applied Finance Valuation Large Cap ETF

7.	Alpha Dog ETF

8.	Kingsbarn Tactical Bond ETF

9.	The WealthTrust DBS Long Term Growth ETF

10.	Kingsbarn Dividend Opportunity ETF

11.	Cultivar ETF

12.	Tuttle Capital 2X DBMF ETF

13.	Tuttle Capital 2X All Innovation ETF

14.	Tuttle Capital 2X Inverse All Innovation ETF

15.	T-Rex 2X Long Tesla Daily Target ETF

16.	T-Rex 2X Inverse Tesla Daily Target ETF

17.	T-Rex 2X Long NVIDIA Daily Target ETF

18.	T-Rex 2X Inverse NVIDIA Daily Target ETF

19.	LAFFER|TENGLER Equity Income ETF

20.	Rex Shares AMD Income Max Strategy ETF

21.	Rex Shares AMZN Income Max Strategy ETF

22.	Rex Shares TSLA Income Max Strategy ETF

23.	Rex Shares BIIB Income Max Strategy ETF

24.	Rex Shares DIS Income Max Strategy ETF

25.	Rex Shares EEM Income Max Strategy ETF

26.	Rex Shares GDXJ Income Max Strategy ETF

27.	Rex Shares GOOG Income Max Strategy ETF

28.	Rex Shares META Income Max Strategy ETF

29.	Rex Shares MSFT Income Max Strategy ETF

30.	Rex Shares MSTR Income Max Strategy ETF

31.	Rex Shares PYPL Income Max Strategy ETF

32.	Rex Shares SLV Income Max Strategy ETF

33.	Rex Shares SMH Income Max Strategy ETF

34.	Rex Shares SNOW Income Max Strategy ETF

35.	Rex Shares TLRY Income Max Strategy ETF

36.	Rex Shares V Income Max Strategy ETF

37.	Rex Shares UNG Income Max Strategy ETF

38.	Rex Shares USO Income Max Strategy ETF

39.	REX FANG Equity Premium Income ETF